Exhibit 5.1

August 19, 2015

VIA EMAIL

Board of Directors

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Ladies and Gentlemen:

We are acting as special counsel to CytoDyn Inc., a Colorado corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) of the Registration Statement on Form S-1 (File No. 333-204802), including any amendments thereto (the “Registration Statement”). The Registration Statement relates to the offer and sale by the selling stockholders identified in the Registration Statement of up to 30,754,131 shares of the Company’s common stock, no par value (the “Common Stock”). Such shares of Common Stock consist of (i) 525,641 shares of Common Stock currently issued and outstanding (the “Outstanding Shares”); (ii) 5,308,040 shares of Common Stock issuable upon conversion of the Company’s Private Placement Notes as defined in the Registration Statement (the “Notes”) currently issued and outstanding (the “Note Shares”); and (iii) 24,920,450 shares of Common Stock issuable upon exercise of the warrants to purchase Common Stock named in the Registration Statement (the “Warrants”) currently issued and outstanding (the “Warrant Shares” and, collectively with the Note Shares and the Outstanding Shares, the “Shares”). This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals or copies of the Registration Statement, the Company’s Articles of Incorporation and Bylaws, the Notes, the Warrants, the resolutions of the Board of Directors authorizing the issuance of the Shares, the Notes and the Warrants, and such other documents as we have considered relevant. We have assumed that: (i) all factual information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; and (v) each natural person signing any document that we have reviewed had the legal capacity to do so.

Based upon the foregoing, it is our opinion that (i) the Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable; (ii) when issued in accordance with

410 Seventeenth Street, Suite 2200 | Denver, CO 80202-4432 | 303.223.1100 tel

Brownstein Hyatt Farber Schreck, LLP | bhfs.com | 303.223.1111 fax

Board of Directors

CytoDyn Inc.

August 19, 2015

the terms of the Notes, the Note Shares will be duly authorized, validly issued, fully paid and non-assessable; and (iii) when issued in accordance with the terms of the respective Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the State of Colorado, and do not render any opinion as to legal matters subject to or governed by laws other than the State of Colorado.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP

Brownstein Hyatt Farber Schreck, LLP